EXHIBIT 99.1
Index to Financial Statements and Supplemental Schedules of the
IMAX Corporation 401(k) Retirement Plan

Page(s)

Report of Independent Registered Public Accounting Firm	5

Financial Statements

Statements of Net Assets Available for Benefits As at December 31, 2008 and 2007	6

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2008	7

Notes to Financial Statements December 31, 2008	8–15

Supplemental Schedule*	16
Schedule H, Line 4i — Schedule of Assets (Held at End of Year) December 31, 2008
*Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act (“ERISA”) of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrator of
IMAX Corporation 401(k) Retirement Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of IMAX Corporation 401(k) Retirement Plan (the “Plan”) at December 31, 2008 and 2007, and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Toronto, Canada
June 30, 2009

IMAX Corporation 401(k) Retirement Plan
Statements of Net Assets Available for Benefits
As at December 31, 2008 and 2007

	December 31,
	2008	2007

Assets
Investments, at fair value
Interest-bearing cash	$—	$109
IMAX common shares	—	3,141
Common collective trusts	1,188,440	1,335,862
Mutual funds	4,175,893	6,305,567
Participant loans	46,599	63,867

Total investments	5,410,932	7,708,546

Receivables
Participant contributions	10,494	16,705
Employer contributions	4,824	45,772

Total receivables	15,318	62,477

Net assets available reflecting investments at fair value	$5,426,250	$7,771,023

Adjustment from fair value to contract value for interest in the ABN AMRO Income Plus Fund collective trust relating to fully benefit-responsive investment contracts (Notes 2, 5 and 9)	58,584	6,495

Net assets available for benefits	$5,484,834	$7,777,518

The accompanying notes are an integral part of these financial statements.

IMAX Corporation 401(k) Retirement Plan
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2008

2008
Additions to net assets attributed to
Investment Income
Interest and dividends	$163,982
Other	2,727

166,709

Contributions
Employer	117,843
Participants	470,266

588,109

Total additions	$754,818

Deductions from net assets attributed to
Net depreciation in fair value of investments (Note 3)	$2,527,932
Benefit payments to participants	507,512
Administrative expenses	225
Loans distributed as participant benefits (Note 4)	11,833

Total deductions	3,047,502

Net decrease in net assets	$(2,292,684)

Net assets available for benefits at beginning of year	$7,777,518

Net assets available for benefits at end of year	$5,484,834

The accompanying notes are an integral part of these financial statements.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

1.	Description of the Plan

The following brief description of the IMAX Corporation 401(k) Retirement Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.

General

The Plan was established by IMAX Corporation (the “Company”) effective January 1, 1993. The Plan is a defined contribution retirement plan covering all eligible employees of the Company who are not covered by a collective bargaining agreement, and is subject to the provisions of the Employee Retirement Income Security Act (“ERISA”) of 1974 and the Internal Revenue Code. Principal Trust is the trustee and custodian of the Plan.

Eligibility for Participation

Employees of the Company are eligible to participate in the Plan after completing one year and at least 1,000 hours of service and at twenty-one years of age.

Contributions

The Plan allows participants to contribute an amount up to 60% of their annual compensation, not to exceed the ceiling imposed by the Internal Revenue Service of $15,500 for 2008, as prescribed by the Plan agreement. Participants may contribute to the Plan any portion of lump-sum distributions received from other qualified plans when the contributions qualify as a tax-free rollover.

A participant who has attained age 50 before the close of the respective Plan year, is eligible to make unmatched catch-up contributions up to a maximum of $5,000 for 2008.

The Company will match 100% of the participants’ contributions, not to exceed 2% of their total compensation. Additionally, employer contributions may be contributed at the discretion of the Company’s management, which are included in the employer contributions receivable balance. The Company did not make any discretionary contributions during the 2008 Plan year.

Vesting

Participants vest immediately in their contributions plus actual earnings thereon. Vesting in the employer contribution portion of their accounts is based on years of continuous service, except for discretionary contributions which are vested immediately, as follows:

Vesting
Years of Service	Percentage
Less than 1	0%
1	25%
2	50%
3 or more	100%

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

1.	Description of Plan (cont’d)

Participant accounts

Participants will be immediately vested upon the occurrence of certain events such as reaching normal retirement age, reaching early retirement age and completing 5 years of vesting service, becoming disabled and upon death.

Separate fund accounts are maintained for each Plan participant. Participants may direct the investment of their contributions in 1% increments in any of several investment fund alternatives, which include mutual funds, a common collective trust and the IMAX Stock Fund. Effective November 1, 2008, the Plan removed the option for participants to invest in the IMAX Stock Fund.

Participants may, in accordance with the rules of the Plan, transfer existing balances among the available investments funds, and/or redirect their current contributions into different funds, daily. A participant may increase or decrease, at any time, the percentage of salary reduction elected, effective the first day of each payroll period. Contributions may be suspended at any time.

Each participant’s account is credited with the participant’s and the Company’s contributions and investment earnings, and charged with investment losses. The benefit to which a participant is entitled is equal to the amount of the participant’s vested account balance.

Participant loans

Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their vested account balance, whichever is less. The loans are collateralized by the balance in the participant’s account and bear interest at rates commensurate with local prevailing rates as determined annually by the plan administrator. The loans outstanding at December 31, 2008 bear interest rates at 5.00% — 8.25%. Loans may not exceed five years and home loans may not exceed 10 years.

Benefit provisions

Normal retirement age is 65, at which time participants are entitled to 100% of their account balance. Vested amounts are distributable upon termination, death, undue financial hardship or the termination of the Plan.

Forfeitures

Participants not fully vested in employer contributions upon termination of employment forfeit their non-vested balances when they incur a forfeiture break in service. A forfeiture break in service is a period of five consecutive vesting service periods in which a participant completes fewer than a minimum number of hours, as defined by the Plan, in each vesting service period comprising the five-year period. The forfeitures are retained in the Plan and are used to either pay administrative expenses or reduce future employer contributions payable under the Plan. At December 31, 2008, unallocated forfeited non-vested accounts totaled $3,363. During 2008, $5,437 of forfeited unallocated assets was used to reduce employer contributions or pay administrative expenses, respectively.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

1.	Description of Plan (cont’d)

Administrative expenses

Administrative expenses incurred in connection with the administration of the Plan are generally paid for by the Company. Other administrative expenses incurred relate to specific transactions requested by participants and are paid for out of the respective participant accounts. The total amount of administrative expenses paid by Plan participants as of December 31, 2008 was $225.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right to terminate the Plan at any time subject to the provisions of ERISA. In the event of Plan termination, participants would become fully vested in their accounts as of the effective date of termination.

2.	Summary of Significant Accounting Policies

Basis of accounting

The Plan’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Benefit claims are recorded when they have been approved for payment and paid by the Plan.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could be materially different from these estimates.

Investment valuation and income recognition

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 4 for discussion of fair value measurements.

Investment income of IMAX common stock, the mutual funds, and the common collective trust funds are allocated to participants based on their proportionate share of the net assets of the respective investment fund. Purchases and sales of securities are reflected on a trade-date basis. Dividend income is recorded on the ex-dividend date. Interest income is recorded on an accrual basis. Net appreciation (depreciation) includes the Plan’s gains and losses on investments bought and sold as well as held during the year.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

2.	Summary of Significant Accounting Policies (cont’d)

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Plan invests in ABN AMRO Income Plus Fund (“Income Plus Fund”), an investment contract through a collective trust. As required by the FSP, the Statements of Net Assets Available for Benefits presents the fair value of the investment in the collective trust as well as the adjustment of the investment in the collective trust from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis. The Plan also holds units of Principal Trust S&P 500 Index Fund (“Index Fund”), a collective trust, which is not fully benefit-responsive, thus no adjustment from fair value to contract value is required.

Risks and uncertainties

Investment securities held by the Plan are exposed to various risks such as interest rate, market price and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statement of Net Assets Available for Benefits.

3.	Investments

As at December 31, the following presents investments that represent 5% or more of the Plan’s net assets at contract value:

	2008	2007
Aston/ABN AMRO Growth N Fund	$805,227	$1,229,750
ABN AMRO Income Plus	737,043	422,622
MFS Research International A Fund	642,714	1,124,397
Principal S&P 500 Index Fund	509,981	919,735
Calvert Social Inv Fund EQ	495,602	719,207
Evergreen Special Value A Fund	371,556	549,278
Aston Balanced N Fund	346,769	463,466
Mutual Discovery R Fund	279,217	410,727
Columbia Acorn A Fund	270,092	432,751
The Plan presents in the Statement of Changes in Net Assets Available for Benefits the net depreciation in fair value of investments, which consists of the realized gains and losses from the sale of investments and the unrealized appreciation (depreciation) on investments.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

3.	Investments (cont’d)

The Plan’s investments depreciated in value as follows:

2008
Mutual funds	$(2,525,274)
IMAX common stock	(2,658)

$(2,527,932)

4.	Fair Value Measurements

Effective January 1, 2008, the Plan adopted the Financial Accounting Standards Board Statement No. 157, “Fair Value Measurements” (“SFAS 157”), which provides a framework for measuring fair value under U.S. GAAP. SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. In addition, SFAS 157 specifies a fair value which prioritizes the inputs to valuation techniques used to measure fair value. Observable inputs reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Plan, while unobservable inputs reflect the Plan’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best available information in the circumstances. The three broad levels of the fair value hierarchy under SFAS 157 are described below:
Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:
•	Quoted prices for similar assets or liabilities in active markets;

•	Quoted prices for identical or similar assets or liabilities in inactive markets;

•	Inputs other than quoted prices that are observable for the asset or liability;

•	Inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The following is a description of the valuation methodologies used for assets measured at fair value.

Mutual funds: Valued at the net asset value of shares held by the Plan at year end and are classified within Level 1 in the fair value hierarchy.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

4.	Fair Value Measurements (cont’d)

IMAX Corporation common stock: Valued at the closing price reported on the active market on which the security is traded and is classified within Level 1 in the fair value hierarchy.

Common Collective Trusts: The Plan’s interests in these trusts are valued based on the net asset values reported by the trustee of the funds. Specifically, fair values for the underlying asset of the Index Fund were based on either quoted prices in active markets or quoted prices for identical or similar assets in markets that are not active. Fair values for the underlying assets of the Income Plus Fund were based on quoted prices in active markets, observable inputs used to value certain securities and factors written into the contracts. The Plan’s interests in the trusts are categorized as Level 2 in the fair value hierarchy.

Participant loans: Valued at amortized cost, which approximates fair value and are classified within Level 3 in the fair value hierarchy.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The following table sets forth by level, within the fair value hierarchy, the Plan’s assets at fair value as of December 31, 2008.

	Assets at Fair Value as of December 31, 2008
	Level 1	Level 2	Level 3	Total
Mutual funds	$4,175,893	$—	$—	$4,175,893
Common collective trust	—	1,188,440	—	1,188,440
Participant loans	—	—	46,599	46,599

Total assets at fair value	$4,175,893	$1,188,440	$46,599	$5,410,932

The table below sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the year ended December 31, 2008:

Participant Loans
Balance, January 1, 2008	$63,867
New loans issued	12,800
Loans distributed as participant benefits	(11,833)
Loan principal repayments	(18,235)

Balance, December 31, 2008	$46,599

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

5.	Investment in fully benefit-responsive investment contract

In 2008 and 2007, the Plan invested in a common collective trust, ABN AMRO’s Income Plus Fund. The Income Plus Fund is a sub-fund of the ABN AMRO Pooled Trust Fund for Employee Benefit Plans and invests primarily in guaranteed investment contracts (“GICs”), money market funds, money market instruments, repurchase agreements, private placements, bank investment contracts and synthetic GICs. Contract value, as reported to the Plan, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.

The Plan reflected the Income Plus Fund at fair value and recognized an adjustment from fair value to contract value for the fully benefit-responsive investment contracts of $58,584 and $6,495 as at December 31, 2008 and 2007, respectively, in the accompany statement of net assets available for benefits. The fair value of the Income Plus Fund as at December 31, 2008 and 2007 was $678,459 and $416,127, respectively.

The Plan’s interest in the Income Plus Fund is calculated by applying the Plan’s ownership percentage in the Income Plus Fund to the total fair value of the Income Plus Fund.

The interest crediting rate at December 31, 2008 and 2007 was 4.57% and 5.04%, respectively. The interest crediting rate is calculated based upon many factors, including current economic and market conditions, the general interest rate environment, the amount and timing of participant contributions, transfers, and withdrawals and the duration of the fixed-income investments that underlie the wrap contracts.

The average market yield of the Income Plus Fund for the year ended December 31, 2008 was 4.88%.

6.	Related Party Transactions

Effective July 1, 2004, the Plan allowed participants to invest in shares of the IMAX common stock. As at December 31, 2008, there were nil shares outstanding in IMAX common stock. During 2008, 391 shares of IMAX common stock were purchased and 95 shares were sold. Effective November 1, 2008, the Plan removed the IMAX common stock option offered to participants and 756 shares of IMAX common stock were liquidated and proceeds used to acquire other investment options within the Plan.

Loans to participants as of December 31, 2008 and 2007 were $46,599 and $63,867, respectively and are also considered party-in-interest transactions.

7.	Tax Status

The Internal Revenue Service (“IRS”) issued a favorable determination letter on October 9, 2003 regarding the qualified and tax-exempt status of the Plan under Section 401 and 501 of the Internal Revenue Code. Subsequent to receipt of the favorable determination letter, the Plan was amended. The plan administrator and the Plan’s tax counsel are of the opinion that the amendments did not affect the qualified and tax-exempt status of the Plan and, accordingly, no provision has been made for income taxes.

IMAX Corporation 401(k) Retirement Plan
Notes to Financial Statements
December 31, 2008

7.	Tax Status (cont’d)

Participants are not subject to federal or state income tax on employer matching contributions and pre-tax participant salary reduction contributions until such contributions are withdrawn or distributed. Participants are also not subject to federal or state income tax on the earnings and appreciation of the assets of the Plan until such amounts are withdrawn or distributed.

8.	Unregistered Sale of IMAX Common Stock

The Plan has offered IMAX common stock to participants as an investment option effective July 1, 2004. The stock was required to be registered with the Securities and Exchange Commission prior to offering to participants. The Company filed a Form S-8 on June 7, 2006 to register the shares to be offered under the Plan. Effective November 1, 2008, the Plan removed the IMAX common stock option offered to participants and redirected to the ABN AMRO Income Plus D fund. Participants were advised of this Plan change and provided the option to change the redirection of their contributions.

9.	Reconciliation of Financial Statements to Form 5500

The following table presents a reconciliation of net assets available for benefits per the financial statements to Form 5500 at December 31, 2008 and 2007:

	2008	2007
Net assets available for benefits per the financial statements	$5,484,834	$7,777,518
Plus: Employer contributions receivable	292	—
Employee contributions receivable	786	—
Less: Adjustment from fair value to contract value for fully benefit-responsive contracts	(58,584)	(6,495)

Net assets available for benefits per the Form 5500	$5,427,328	$7,771,023

The following table presents a reconciliation of the net decrease in net assets available for benefits per the financial statements to Form 5500 at December 31, 2008:

2008
Net decrease in net assets available for benefits per the financial statements	$(2,292,684)
Plus: Employer contributions receivable	292
Employee contributions receivable	786
Less: Change in the adjustment from fair value to contract value for fully benefit-responsive contracts	(52,089)

Net decrease in assets available for benefits per the Form 5500	$(2,343,695)

IMAX Corporation 401(k) Retirement Plan
Schedule H, Line 4i — Schedule of Assets (Held End of Year)
December 31, 2008

	(c)
	Description of
	Investment, Including
(b)	Maturity Date,
Lendor, Identity of Issue,	Interest Rate,		**	(e)
	Collateral,	Number of	(d)
(a) Borrower, or Similar Party	Par or Maturity Value	Shares/Units	Cost	Fair Value

Common Collective Trust:
* ABN AMRO Income Plus Fund	Common Collective Trust	110,335		$678,459
* Principal Trust S&P 500 Index Fund	Common Collective Trust	128,574		509,981

				$1,188,440

Mutual Funds:
* Aston/ABN AMRO Balanced N Fund	Mutual Funds	72,850		$346,769
* Aston/ABN AMRO Growth N Fund	Mutual Funds	76,908		805,227
* Aston/Optimum Mid Cap N Fund	Mutual Funds	4,750		74,732
AM Funds Fdmntl Inv R4	Mutual Funds	4,365		108,926
Calvert Social Inv Fund EQ	Mutual Funds	21,632		495,602
Columbia Acorn A Fund	Mutual Funds	15,684		270,092
Evergreen Special Value A	Mutual Funds	27,022		371,556
Federated Kaufmann A	Mutual Funds	16,438		59,177
Mutual Discovery R	Mutual Funds	12,622		279,217
Hotchkis Wiley Mid Cap Value A	Mutual Funds	3,927		45,123
MFS International New Discovery A	Mutual Funds	8,507		105,749
MFS Research International A	Mutual Funds	59,787		642,714
PIMCO Real Return Bond A	Mutual Funds	19,416		183,490
Pioneer High Yield A	Mutual Funds	15,035		90,965
RS Partners Fund	Mutual Funds	3,148		56,671
T. Rowe Price Spectrum Income	Mutual Funds	23,222		239,883

				$4,175,893

Participant Loans:
	Qualified participant loans issued; Interest
	rates at 5.00% – 8.25%; Range of maturities
* Participant Loans	range between 5 – 10 years			$46,599

	Total Investments			$5,410,932

*	Denotes party-in-interest.

**	Cost information not required for these investments as they are participant-directed.